Exhibit 5.7

Faegre Baker Daniels LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana 46240-3789 Phone +1 317 569 9600 Fax +1 317 569 4800

May 24, 2018
LCI Industries
3501 County Road 6 East
Elkhart, Indiana 46514
      Re: Post-Effective Amendment No. 1 to Registration Statements on Form S-8
Ladies and Gentlemen:
 We have acted as counsel to LCI Industries, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-8 filed with the Commission on June 26, 2002 (Registration No. 333-91174) (the “Initial Registration Statement”), the Company’s Registration Statement on Form S-8 filed with the Commission on March 14, 2007 (Registration No. 333-141276) (the “2007 Registration Statement”), the Company’s Registration Statement on Form S-8 filed with the Commission on August 8, 2008 (Registration No. 333-152873) (the “2008 Registration Statement”), the Company’s Registration Statement on Form S-8 filed with the Commission on August 10, 2009 (Registration No. 333-161242) (the “2009 Registration Statement”), the Company’s Registration Statement on Form S-8 filed with the Commission on May 9, 2012 (Registration No. 333-181272) (the “2012 Registration Statement”) and the Company’s Registration Statement on Form S-8 filed with the Commission on December 31, 2014 (Registration No. 333-201336) (the “2014 Registration Statement,” and together with the Initial Registration Statement, the 2007 Registration Statement, the 2008 Registration Statement, the 2009 Registration Statement and the 2012 Registration Statement, the “Registration Statements”) under the Securities Act of 1933, as amended (the “Act”). The Initial Registration Statement registered 920,666 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance pursuant to the Drew Industries Incorporated 2002 Equity Award and Incentive Plan (as subsequently amended and restated, the “Equity Plan”). The 2007 Registration Statement registered an additional 600,000 shares of the Company’s Common Stock reserved for issuance pursuant to the Equity Plan, the 2008 Registration Statement registered an additional 500,000 shares of the Company’s Common Stock reserved for issuance pursuant to the Equity Plan, the 2009 Registration Statement registered an additional 900,000 shares of the Company’s Common Stock reserved for issuance pursuant to the Equity Plan, the 2012 Registration Statement registered an additional 924,855 shares of the Company’s Common Stock reserved for issuance pursuant to the Equity Plan and the 2014 Registration Statement registered an additional 1,678,632 shares of the Company’s Common Stock reserved for issuance pursuant to the Equity Plan.
The Amendment reflects that, pursuant to the terms of the LCI Industries 2018 Omnibus Incentive Plan (the “2018 Plan”), the number of shares of the Company’s Common Stock for which awards may be granted under the 2018 Plan includes up to 716,918 shares of the Company’s Common Stock that were subject to outstanding awards under the Equity Plan on May 24, 2018 (at the maximum level of performance), which will become available for future grants under the 2018 Plan to the extent that, on or after May 24, 2018, (a) such awards expire, are cancelled, are forfeited, are settled for cash or otherwise do not result in the issuance of all of the shares subject to such award (including as a result of the settlement in shares of the exercise of a stock appreciation right) or (b) such shares are tendered (either actually or by attestation) or withheld for the payment of the exercise price of any such award, or to satisfy any tax withholding obligations arising from such award (collectively, such 716,918 shares of the Company’s Common Stock are referred to herein as the “Carryover Shares”).
For purposes of this opinion letter, we have examined the 2018 Plan, the Amendment, the Registration Statements, the Restated Certificate of Incorporation, as currently in effect, and the Amended and Restated Bylaws, as currently in effect, of the Company, and the resolutions of the Company’s Board of Directors authorizing the issuance of the Carryover Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have deemed relevant and necessary in connection with the opinions hereinafter expressed. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof.
In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. We have also assumed that the Company’s Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each award under the 2018 Plan prior to the issuance thereof.
Based on and subject to the foregoing and to the other qualifications, assumptions and limitations set forth herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Carryover Shares to be issued in accordance with the 2018 Plan and that, when (a) the Amendment shall have become effective, (b) the Carryover Shares have been issued and sold as contemplated in the Amendment and related prospectus and in accordance with the 2018 Plan and any applicable award agreement, and (c) where applicable, the consideration for the Carryover Shares has been received by the Company in accordance with the terms of the 2018 Plan and any applicable award agreement, the Carryover Shares will be validly issued, fully paid and nonassessable.
We are admitted to the practice of law in the State of Indiana and this opinion, subject to the limitations and assumptions contained herein, is limited to the laws of that State and the Delaware General Corporation Law.
This opinion speaks only as of the date the Amendment becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours very truly,

FAEGRE BAKER DANIELS LLP

By:	/s/ Christine G. Long
Christine G. Long, Partner